Exhibit 99.1

AerSale Reports First Quarter 2023 Results

First Quarter 2023 Highlights

●	Revenue and earnings reflect the pacing of flight equipment sales.
●	Revenue of $78.3 million versus $122.8 million in the prior year period.
●	GAAP net income of $5 thousand versus $17.2 millions in the prior year period.
●	Adjusted Net Income[1] of $3.3 million versus $22.2 million in the prior year period.
●	Adjusted EBITDA[1] of $5.0 million versus $29.9 million in the prior year period.
●	Flight equipment sales consisted of two aircraft, one airframe, and one engine.
●	On track to convert 11 additional 757 aircraft to freighters by third parties.
●	Eight converted aircraft are anticipated to become available for sale or lease in 2023.
●	Reaffirms 2023 guidance: expects revenue in the range of $460 - $490 million and adjusted EBITDA in the range of $70 - $80 million, which excludes any potential AerAware sales[2].

Coral Gables, Florida – May 9, 2023 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the first quarter ended March 31, 2023. The Company’s revenue for the first quarter of 2023 was $78.3 million compared to $122.8 million in the first quarter of 2022. Revenue for the first quarter of 2023 included $27.7 million of flight equipment sales compared to $75.9 million of flight equipment sales in the prior-year period. Flight equipment sales in the first quarter of 2023 consisted of two cargo aircraft (a 737 and 757), one airframe, and one engine compared to six aircraft and four engines, which included five Boeing 757s, in the first quarter of 2022. Lower sales were mainly on account of the pacing of flight equipment sales, which tend to occur at irregular intervals throughout the year. As a reminder to investors, the Company’s revenues are likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on asset purchases and related sales.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “Our first quarter results were in-line with our internal forecast and expectations for the year. As we have noted in the past, the timing of flight equipment sales can cause substantial fluctuations in year-over-year comparisons, which was pronounced in the first quarter of 2023. Our whole asset program is a critical and important component of our end-to-end solution, which we believe offers an attractive ROI. I am pleased to note that our feedstock acquisitions have been strong year-to-date, which positions us well to deliver on our full-year commitments as we convert this equipment in the second half of 2023.”

Asset Management Solutions (“Asset Management") revenue declined to $48.4 million during the first quarter of 2023 compared to $74.5 million in the first quarter of 2022, as a consequence of the pacing of flight equipment sales mentioned above. Used Serviceable Material (“USM”) revenue was roughly the same level as the prior year quarter, while expected reductions in the number of aircraft in the lease portfolio drove lower lease revenue. Excluding flight equipment sales, Asset Management revenue would have been $20.7 million in the first quarter of 2023 compared to $22.6 million in the prior year period.

TechOps revenue decreased 38.3% to $29.8 million in the first quarter of 2023 from $48.3 million in the prior year period. The decline is primarily from a non-recurring sale of a Boeing 737NG in the first quarter of 2022, which was highly modified for a US governmental agency and previously used for AerAware flight testing, partially offset by better performance from AerSale’s Goodyear on-airport maintenance, repair and overhaul

1 Adjusted Net Income and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “First Quarter 2023 Financial Results – Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these non-GAAP measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure.

2 A reconciliation of non-GAAP adjusted EBITDA guidance to forecasted net (loss) income, the most directly comparable GAAP measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

(MRO) facility as a result of additional capacity dedicated to customer aircraft.

GAAP net income was $5 thousand in the first quarter of 2023, compared to $17.2 million in the first quarter of 2022. AerSale recognized a mark-to-market adjustment expense of $0.3 million related to the private warrant liability, $2.7 million of stock-based compensation expenses within payroll expenses, and $0.4 million in facility relocation costs during the first quarter of 2023. In the first quarter of 2022, the mark-to-market adjustment expense related to the private warrant liability was $1.2 million and stock-based compensation expenses were $3.8 million. Excluding these non-cash and unusual items adjusted for tax, Adjusted Net Income was $3.3 million in the first quarter of 2023 compared to Adjusted Net Income of $22.2 million in the first quarter of 2022.

Diluted earnings per share was $0.00 for the first quarter of 2023 and $0.32 in the first quarter of 2022. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.07 for the first quarter of 2023 compared to adjusted diluted earnings per share of $0.41 in the first quarter of 2022.

Adjusted EBITDA in the first quarter of 2023 was $5.0 million versus $29.9 million in the first quarter of 2022. Lower adjusted EBITDA was primarily due to the decrease in flight equipment sales, which generally have higher margins.

Cash used in operating activities was $62.4 million, mainly due to continued investment in the 757 passenger to freighter (P2F) conversion program, and cash invested to increase inventory available for sale. AerSale ended the quarter with $87.7 million in cash and has an undrawn $150 million credit facility.

Update on AerAware

The Company has been testing its Enhanced Flight Vision System “AerAware” on two aircraft since August 2020 in order to obtain FAA approval to commercialize this product and be issued a Supplemental Type Certificate (“STC”). The FAA required, among other things, that AerSale prove this system through FAA-observed flight tests, with the FAA scheduling five sets of flight tests beginning in February 2023. The Company successfully completed the first four sets of flight tests from February through the end of April, the most important of which proved that the enhanced flight vision capability met the criteria set out by both the Company and the FAA for certification. AerSale is currently working diligently to schedule the fifth test flight, which, once executed will complete the flight testing aspect of the certification process.

Regarding AerAware, Finazzo added: “The FAA approval process is lengthy and exhaustive to ensure public safety, which is underscored by the excellent safety record of US commercial aviation. Through this process we have continually improved the system, resulting in safety and quality advancements that lead us to believe we have a system superior to anything available on the commercial market today. Further, given the advanced  technology we are bringing to the market, combined with the substantial investment of time and resources to obtain an STC, we believe we will be in an excellent position to become the leader in the category. To that end, after demonstrating to the FAA how the system worked in low visibility conditions, we received positive feedback on the low visibility function of our enhanced flight vision system. We are excited to be near completion considering all the progress we have made with the FAA and the interest we have received from multiple potential customers.”

First Quarter 2022 Results of Operations

AerSale reported revenue of $78.3 million in the first quarter of 2023, which included $27.7 million of flight equipment sales comprising two cargo aircraft, one airframe, and one engine. The Company’s revenue for the first quarter of 2022 was $122.8 million and included $75.9 million of flight equipment sales consisting of six aircraft and four engines. Excluding Flight Equipment sales, revenue in the first quarter of 2023 increased to $50.6 million, from $46.9 million in 2022. Investors should note that the first and second quarters of 2022 experienced record flight equipment sales of $75.9 million and $92.5 million, respectively. Flight equipment sales may significantly vary quarter-to-quarter and AerSale believes full-year analysis, rather than year-over-year quarterly comparisons is a better measure of the Company’s progress.

Asset Management revenue declined 35.0% to $48.4 million in the first quarter of 2023 on account of lower flight equipment sales. USM parts sales were close to the year-ago quarter levels, but are expected to pick up due to improved demand and increased availability of feedstock. Aircraft leasing revenue declined to zero by the end of the first quarter as the Company’s last leased aircraft, a 737-400 cargo aircraft, was sold during the quarter, eliminating any risk from aircraft leasing at this time. Excluding flight equipment sales, Asset Management revenue would have been $20.7 million in the first quarter of 2023 versus $22.6 million in the prior year period.

TechOps revenue declined 38.3% to $29.8 million in the first quarter of 2023 from $48.3 million in the year-ago period. This is driven by the prior year sale of a Boeing 737NG, which was highly modified for a US governmental agency and previously used for AerAware flight testing, partially offset by additional capacity dedicated to customer aircraft at the Company’s Goodyear on-airport MRO facility. As previously mentioned, AerSale sub-contracted third-party providers at the beginning of the fourth quarter of 2022 to perform 12 757 P2F conversions initially planned to be completed at its Goodyear facility, enabling the Company to increase capacity for third-party services in order to meet increased customer demand.

Gross margin was 31.2% in the first quarter of 2023 versus 38.0% in the year ago period mostly on account of the sales mix that comprised fewer higher margin flight equipment sales.

Selling, general and administrative expenses were $25.2 million in the first quarter of 2023 compared to $23.8 million in the first quarter of 2022. AerSale incurred $2.7 million of stock-based compensation expenses in the first quarter of 2023 versus $3.8 million in the first quarter of 2022.

Loss from operations was $0.8 million in the first quarter of 2023 and income from operations was $22.9 million in the first quarter of 2022.

Income tax expense was $0.1 million in the first quarter of 2023 and $4.6 million in the first quarter of 2022.

GAAP net income for the first quarter of 2023 was $5 thousand, compared to $17.2 million in the first quarter of 2022. Adjusted for stock-based compensation, mark-to-market adjustment to the private warrant liability, and facility relocation costs, Adjusted Net Income was $3.3 million in the first quarter of 2023 and $22.2 million in the first quarter of 2022. Diluted earnings per share was $0.00 for the first quarter of 2023 and $0.32 in the first quarter of 2022. Adjusted for the above-mentioned non-cash and unusual items, adjusted diluted earnings per share was $0.07 for the first quarter of 2023 and $0.41 in the first quarter of 2022.

Adjusted EBITDA in the first quarter of 2023 was $5.0 million, compared to $29.9 million in the first quarter of 2022. The reduction in adjusted EBITDA was largely a consequence of lower flight equipment sales, which usually carry higher margins.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “As anticipated, our results for the first quarter of 2023 included significantly lower flight equipment sales compared to the prior year, which adversely impacted our margins. We expect this trend to continue through the second quarter of this year given that the second quarter of 2022 included $92.5 million of higher margin flight equipment sales. The underlying momentum of our other businesses remains strong, and we are confident that they will continue to perform well. We expect a stronger contribution from the 757 P2F program in the second half of 2023 as we execute on our planned flight equipment sales.”

2023 Guidance

AerSale still expects to generate revenue of $460 - $490 million and adjusted EBITDA of $70 - $80 million in 2023. This guidance reflects the Company’s expected flight equipment sales during the year and anticipated volume in its ongoing operations. Guidance for 2023 does not reflect potential sales of AerAware as the product is in its final stages of approval and will be updated once the STC is issued and the Company can assess initial order and delivery schedules.

Conference Call Information

The Company will host a conference call today, May 9, 2023, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-888-886-7786, international callers may use 1-416-764-8658, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until May 23, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 07342899. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow from operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, Adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, Adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

First Quarter 2023 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2023	2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$87,695	$147,188
Accounts receivable, net of allowance for credit losses of $1,074 as of March 31, 2023 and December 31, 2022	36,269	28,273
Inventory:
Aircraft, airframes, engines, and parts, net	146,408	117,488
Advance vendor payments	29,008	27,585
Deposits, prepaid expenses, and other current assets	27,040	13,022
Total current assets	326,420	333,556
Fixed assets:
Aircraft and engines held for lease, net	33,555	31,288
Property and equipment, net	13,481	12,638
Inventory:
Aircraft, airframes, engines, and parts, net	77,259	66,042
Operating lease right-of-use assets	30,952	31,624
Deferred income taxes	11,215	11,287
Deferred financing costs, net	432	544
Deferred customer incentives and other assets, net	560	628
Goodwill	19,860	19,860
Other intangible assets, net	23,587	24,112
Total assets	$537,321	$531,579

Current liabilities:
Accounts payable	$35,148	$21,131
Accrued expenses	5,373	8,843
Lessee and customer purchase deposits	9,100	17,085
Current operating lease liabilities	4,600	4,426
Deferred revenue	2,698	1,355
Total current liabilities	56,919	52,840

Long-term lease deposits	152	152
Long-term operating lease liabilities	27,539	28,283
Maintenance deposit payments and other liabilities	75	668
Warrant liability	4,990	4,656
Total liabilities	89,675	86,599
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,221,386 and 51,189,461 shares as of March 31, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	308,802	306,141
Retained earnings	138,839	138,834
Total stockholders' equity	447,646	444,980
Total liabilities and stockholders’ equity	$537,321	$531,579

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Products	$45,495	$92,368
Leasing	5,622	8,201
Services	27,154	22,237
Total revenue	78,271	122,806
Cost of sales and operating expenses:
Cost of products	31,548	57,928
Cost of leasing	1,123	2,189
Cost of services	21,209	15,986
Total cost of sales	53,880	76,103
Gross profit	24,391	46,703
Selling, general, and administrative expenses	25,224	23,766
(Loss) income from operations	(833)	22,937
Other income (expenses):
Interest income (expense), net	1,047	(195)
Other income, net	233	365
Change in fair value of warrant liability	(334)	(1,234)
Total other income (expenses)	946	(1,064)
Income before income tax provision	113	21,873
Income tax expense	(108)	(4,647)
Net income	$5	$17,226

Earnings per share - basic	$0.00	$0.33
Earnings per share - diluted	$0.00	$0.32

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$5	$17,226
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,469	2,865
Amortization of debt issuance costs	39	112
Amortization of operating lease assets	101	-
Inventory reserve	773	(50)
Provision for credit losses	-	(424)
Deferred income taxes	72	(775)
Change in fair value of warrant liability	334	1,234
Share-based compensation	2,731	3,755
Changes in operating assets and liabilities:
Accounts receivable	(7,996)	(5,527)
Inventory	(48,983)	28,174
Deposits, prepaid expenses, and other current assets	(14,019)	(484)
Deferred customer incentives and other assets	68	123
Advance vendor payments	(1,423)	(1,941)
Accounts payable	14,018	201
Income tax payable	-	4,975
Accrued expenses	(3,396)	(1,611)
Deferred revenue	1,343	(538)
Lessee and customer purchase deposits	(7,985)	(3,184)
Other liabilities	(593)	(1,083)
Net cash (used in) provided by operating activities	(62,442)	43,048
Cash flows from investing activities:
Proceeds from sale of assets	4,500	-
Purchase of property and equipment	(1,481)	(1,637)
Net cash provided by (used in) investing activities	3,019	(1,637)
Cash flows from financing activities:
Taxes paid related to net share settlement of equity awards	(70)	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	-	125
Net cash (used in) provided by financing activities	(70)	125

(Decrease) increase in cash and cash equivalents	(59,493)	41,536
Cash and cash equivalents, beginning of period	147,188	130,188
Cash and cash equivalents, end of period	$87,695	$171,724

Supplemental disclosure of cash activities
Income tax (refund) payment	(100)	277
Interest paid	141	141
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	3,573	(17,942)

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended March 31,
	2023	% of Total Revenue	2022	% of Total Revenue
Reported Net (Loss)/Income	5	0.0%	17,226	14.0%
Addbacks:
Change in FV of Warrant Liability	334	0.4%	1,234	1.0%
Stock Compensation	2,731	3.5%	3,755	3.1%
Facility Relocation Costs	380	0.5%	—	0.0%
Income Tax Effect of Adjusting Items (1)	(109)	(0.1)%	—	0.0%
Adjusted Net (Loss)/Income	3,342	4.2%	22,215	18.1%
Interest Expense	(1,047)	(1.3)%	195	0.2%
Income Tax Expense (Benefit)	108	0.1%	4,647	3.8%
Depreciation and Amortization	2,469	3.2%	2,865	2.3%
Reversal of Income Tax Effect of Adjusting Items (1)	109	0.1%	—	0.0%
Adjusted EBITDA	4,980	6.4%	29,922	24.4%

Reported Basic (loss) earnings per share	0.00		0.33
Addbacks:
Change in fair value of warrant liability	0.01		0.02
Stock-based compensation	0.05		0.07
Facility Relocation Costs	0.01		—
Income Tax Effect of Adjusting Items	(0.00)		—
Adjusted Basic (loss) earnings per share	0.07		0.43

Reported Diluted (loss) earnings per share	0.00		0.32
Addbacks:
Change in FV of warrant liability	0.01		0.02
Stock-based compensation	0.05		0.07
Facility Relocation Costs	0.01		—
Income Tax Effect of Adjusting Items	(0.00)		—
Adjusted Diluted (loss) earnings per share	0.07		0.41

Forward Looking Statements

This press release includes “forward-looking statements”.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including all statements set forth in the “2023 Guidance” section above such as expectations of revenue in the range of $460 - $490 million and adjusted EBITDA in the range of $70 - $80 million; our expectations that up to twelve aircraft will be converted to freighters by third parties;  the anticipation that the 757 P2F conversion program is expected to be a strong contributor to the Company; expectations regarding feedstock, the expected operating capacity of our MRO facilities and demand for such services; potential ROI for the flight equipment program; the anticipated receipt and typical timeline of receipt from the FAA of an STC for our AerAware product; and general expectations regarding the AerAware product including customer interest and anticipated sales.  AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, and  Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon Telephone: (305) 764-200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com